EXHIBIT 99.1

ELECTRONIC CLEARING HOUSE INC. ANNOUNCES $3.0 MILLION PRIVATE PLACEMENT OF COMMON STOCK
Friday October 24, 9:03 am ET

CAMARILLO, Calif.--(BUSINESS WIRE)--Oct. 24, 2003--Electronic Clearing House Inc. (Nasdaq:ECHO - News), a leading provider of electronic payment and transaction processing services, announced today that it has entered into definitive agreements to sell 437,957 shares of its common stock in a private placement at $6.85 per share to institutional investors resulting in gross proceeds to Electronic Clearing House Inc. of approximately $3.0 million. After commissions and expenses, the net proceeds to the Company will be approximately $2.8 million.

The transaction is scheduled to close the week of October 27, 2003. The closing is subject to standard closing conditions. The Common Stock has not been registered under The Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company has agreed to file a registration statement to register future resales of the shares.

About Electronic Clearing House, Inc. (ECHO)

ECHO (www.echo-inc.com) provides a complete solution to the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, check collection, and inventory tracking.


SAFE HARBOR  STATEMENT  UNDER THE PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF
1995: ANY STATEMENTS SET FORTH ABOVE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, SUCH FACTORS AS FLUCTUATIONS IN DEMAND FOR THE COMPANY'S PRODUCTS AND SERVICES, THE INTRODUCTION OF NEW PRODUCTS AND SERVICES, THE COMPANY'S ABILITY TO MAINTAIN CUSTOMER AND STRATEGIC BUSINESS RELATIONSHIPS, TECHNOLOGICAL ADVANCEMENTS, IMPACT OF COMPETITIVE PRODUCTS AND SERVICES AND PRICING, GROWTH IN TARGETED MARKETS, THE ADEQUACY OF THE COMPANY'S LIQUIDITY AND FINANCIAL STRENGTH TO SUPPORT ITS GROWTH, AND OTHER INFORMATION DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.



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CONTACT:
     Electronic Clearing House, Inc., Camarillo
     Donna Rehman, 805-419-8700
     corp@echo-inc.com
     http://www.echo-inc.com
     or
     CCG Investor Relations
     Crocker Coulson, 818-789-0100
     crocker.coulson@ccgir.com